Exhibit 4.1

EXECUTION COPY

JOHN BEAN TECHNOLOGIES CORPORATION

$75,000,000

6.66% Senior Guaranteed Notes, due July 31, 2015

NOTE PURCHASE AGREEMENT

Dated July 31, 2008

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SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

EXHIBIT 1	—	Form of 6.66% Senior Guaranteed Note due July 31, 2015

EXHIBIT 4.4(a)(i)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(a)(ii)	—	Form of Opinion of Assistant General Counsel for the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 9.8	—	Form of Joinder Agreement

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John Bean Technologies Corporation

200 East Randolph Drive

Chicago, IL 60601

6.66% Senior Guaranteed Notes due July 31, 2015

July 31, 2008

TO EACH OF THE PURCHASERS LISTED IN

              SCHEDULE A HERETO:

Ladies and Gentlemen:

John Bean Technologies Corporation, a Delaware corporation (the “Company”) and each of the Guarantors, jointly and severally, agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.        AUTHORIZATION OF NOTES.

Section 1.1.    Authorization of Notes.    The Company will authorize the issue and sale of $75,000,000 aggregate principal amount of 6.66% Senior Guaranteed Notes, due July 31, 2015 (the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1.

    Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2.    Guarantee Agreement.    The payment and performance of all obligations of the Company hereunder and under the Notes, including, without limitation, the payment of the principal of, interest on, and Make-Whole Amount, if any, with respect to the Notes and all other amounts owing hereunder are fully and unconditionally guaranteed by the Guarantors as provided in the Guarantee Agreement set forth in Section 22.

SECTION 2.        SALE AND PURCHASE OF NOTES.

    Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

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SECTION 3.        CLOSING.

    The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, Chicago, Illinois 60603-4080, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on July 31, 2008 or on such other Business Day thereafter on or prior to August 31, 2008 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number:                         , account name: John Bean Technologies Corporation at Wells Fargo Bank NA, 420 Montgomery Street, San Francisco, CA, ABA number                         . If at the Closing the Company shall fail to tender such Notes proposed to be issued by the Company to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.        CONDITIONS TO CLOSING.

    Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.    Representations and Warranties.    The representations and warranties of the Obligors in this Agreement shall be correct in all material respects when made and at the time of the Closing.

Section 4.2.    Performance; No Default.    Each Obligor shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Other than transactions contemplated by the Spin-Off, no Obligor nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 (excluding Section 10.1) had such Section applied since such date.

John Bean Technologies Corporation	Note Purchase Agreement

Section 4.3.    Compliance Certificates.

    (a)    Officer’s Certificate.    Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

    (b)    Secretary’s Certificate.    Each Obligor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of each Financing Agreement to which it is a party.

Section 4.4.    Opinions of Counsel.    The Purchasers shall have received an opinion in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) (i) from Kirkland & Ellis LLP, counsel for the Obligors and (ii) James Marvin, Assistant General Counsel for the Company, in substantially the form attached as Exhibit 4.4(a)(i) and Exhibit 4.4(a)(ii), respectively, and covering such other matters incident to the transactions contemplated hereby as the Purchasers or their counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.    Purchase Permitted By Applicable Law, Etc.    On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.    Payment of Special Counsel Fees.    Without limiting the provisions of Section 15.1, the Obligors shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.7.    Private Placement Number.    A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained of the Notes.

Section 4.8.    Changes in Corporate Structure.    Except for the transactions contemplated by the Spin-Off, no Obligor shall have changed its jurisdiction of incorporation or organization,

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as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.9.    Funding Instructions.    At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.10.    Additional Agreements.    The Intercreditor Agreement and the Credit Agreement shall be reasonably satisfactory in form and substance to the Purchasers and shall have been executed and delivered by the parties thereto and shall be in full force and effect. The closing of the credit facility contemplated by the Credit Agreement shall have occurred or shall occur concurrently with the issuance of the Notes hereunder and each Purchaser shall have received a true, correct and complete copy of the Intercreditor Agreement and the Credit Agreement.

Section 4.11.    Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated by Financing Agreements and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

    The Obligors, jointly and severally, represent and warrant to each Purchaser that:

Section 5.1.    Organization; Power and Authority.    Each Obligor is a corporation or limited liability company duly organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate or limited liability company power, as applicable, and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each Financing Agreement to which it is a party and to perform the provisions hereof and thereof.

Section 5.2.    Authorization, Etc.    The Financing Agreements have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each Obligor party thereto, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Obligors party thereto enforceable against the Obligors in accordance with its terms, except as such enforceability may

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be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.    Disclosure.    The Company, through its agent, J.P. Morgan Securities Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated June 2008 (as amended or supplemented prior to June 20, 2008 the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. The Financing Agreements, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (the Financing Agreements, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to June 20, 2008 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates.    (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof and the jurisdiction of its organization. Except as provided in Schedule 5.4, each Subsidiary is a Wholly-Owned Subsidiary. Schedule 5.4 also contains (except as noted therein) complete and correct lists of (1) the Company’s Affiliates after giving effect to the Spin-Off and (2) the Company’s directors and senior officers to the extent identified as of the date hereof and without limiting further appointments which may be effective in connection with the Spin-Off.

    (b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

    (c)    Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

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    (d)    No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the Financing Agreements, the Credit Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.    Financial Statements; Material Liabilities.    The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries as of and for the three years ended December 31, 2007 and as of and for the three months ended March 31, 2008 and March 31, 2007. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Except as set forth in Schedule 5.5, the Company and its Subsidiaries do not have any liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents which could reasonably be expected to have a Material Adverse Effect.

Section 5.6.    Compliance with Laws, Other Instruments, Etc.    The execution, delivery and performance by the Obligors of the Financing Agreements to which each is a party will not (i) contravene, result in any Material breach of, or constitute a default under, or result in the creation of any Lien (not permitted by Section 10.5) in respect of any property of any Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.

Section 5.7.    Governmental Authorizations, Etc.    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of the Financing Agreements, which has not been obtained or filed.

Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders.    (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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    (b)    No Obligor nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Taxes.    The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Obligor and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in all Material respects. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2001.

Section 5.10.    Title to Property; Leases.    Each Obligor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all Material respects.

Section 5.11.    Licenses, Permits, Etc.    (a) Each Obligor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

    (b)    To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

    (c)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

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Section 5.12.    Compliance with ERISA.    (a) Each Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

    (b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $40,000,000 in the case of any single Plan and by more than $50,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

    (c)    Each Obligor and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

    (d)    The expected postretirement benefit obligation (determined as of the last day of such Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of each Obligor and its Subsidiaries is not Material.

    (e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by each Obligor to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.    Private Offering by the Obligors.    No Obligor nor anyone acting on its behalf has offered the Notes, the Guarantee Agreement or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 30 other Institutional Investors, each of which has been offered the Notes pursuant to a private sale for investment. No Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the

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issuance or sale of the Notes or the Guarantee Agreement to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.    Use of Proceeds; Margin Regulations.    The Company will apply the proceeds of the sale of the Notes to finance a dividend payable to FTI and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1.0% of the value of the consolidated assets of the Company and its Subsidiaries and each Obligor does not have any present intention that margin stock will constitute more than 1.0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.    Existing Indebtedness; Future Liens.    (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness which aggregates in excess of $5,000,000 of each Obligor and its Subsidiaries as of March 31, 2008 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of any Obligor or its Subsidiaries except as set forth in the Disclosure Documents. No Obligor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

    (b)    Except as disclosed in Schedule 5.15, no Obligor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

    (c)    No Obligor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of any Obligor or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Obligor, except as specifically indicated in Schedule 5.15 or under the Credit Agreement.

Section 5.16.    Foreign Assets Control Regulations, Etc.    (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the

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Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

    (b)    No Obligor nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the knowledge of the Company engages in any dealings or transactions with any such Person. The Obligors and their Subsidiaries are in compliance, in all Material respects, with the USA Patriot Act.

    (c)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.

Section 5.17.    Status under Certain Statutes.    No Obligor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.    Environmental Matters.    (a) No Obligor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

    (b)    Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

    (c)    No Obligor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

    (d)    All buildings on all real properties now owned, leased or operated by any Obligor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.    Ranking of Obligations.    Each Obligor’s payment obligations under this Agreement will, upon issuance of the Notes and the Guarantee Agreement, rank at least pari passu, without preference or priority, with the obligations of such Obligor under the Credit Agreement and all other unsecured and unsubordinated Indebtedness of such Obligor.

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Section 5.20.    Obligor Group.    Each Subsidiary (other than Affected Foreign Subsidiaries) of the Company which is or will be as of the date of Closing a borrower, guarantor or otherwise an obligor under the Credit Agreement as of the date hereof is or will be as of the date of Closing a Guarantor hereunder.

SECTION 6.        REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.    Purchase for Investment.    (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes and the Guarantee Agreement have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

    (b)    Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company concerning the terms and conditions of the sale of the Notes.

Section 6.2.    Source of Funds.    Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

John Bean Technologies Corporation	Note Purchase Agreement

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(a), (c) and (g) of the QPAM Exemption are satisfied, the QPAM does not own a 10% or more interest in the Company and any person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) does not own a 20% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

John Bean Technologies Corporation	Note Purchase Agreement

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.        INFORMATION AS TO COMPANY.

Section 7.1.    Financial and Business Information.    The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)    Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery (and without the requirement of duplicate copies) of such Form 10-Q if it shall have timely made such Form 10-Q available on (x) “EDGAR,” (y) on its home page on the worldwide web (at the date of this Agreement located at: http//www.jbtcorporation.com) or (z) on IntraLinks or a similar website where each holder has access to the information (an “Information Website”) and shall have given each Purchaser prior notice of such availability on EDGAR, its home page or on the Information Website in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

John Bean Technologies Corporation	Note Purchase Agreement

(b)    Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery (and without the requirement of duplicate copies) of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)    SEC and Other Reports — promptly upon their becoming available and without duplication of any items delivered pursuant to Section 7.1(a) or 7.1(b), one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that could reasonably be expected to have a Material Adverse Effect;

(d)    Notice of Default or Event of Default — promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action

John Bean Technologies Corporation	Note Purchase Agreement

with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), in each case, that is then continuing as of the end of such 10 Business Day period, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)    ERISA Matters — promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Obligor or an ERISA Affiliate proposes to take with respect thereto:

(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(g)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of any Obligor to perform its obligations under any Financing Agreement to which it is a party as from time to time may be reasonably requested by any such holder of Notes.

John Bean Technologies Corporation	Note Purchase Agreement

Section 7.2.    Officer’s Certificate.    Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)    Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.5 through Section 10.10, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)    Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.    Visitation.    The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing, but in no event more than once in any calendar year; and

(b)    Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be requested.

John Bean Technologies Corporation	Note Purchase Agreement

SECTION 8.        PAYMENT AND PREPAYMENT OF THE NOTES.

    Section 8.1.    Maturity.    As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

    Section 8.2.    Optional Prepayments with Make-Whole Amount.    The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

    Section 8.3.    Allocation of Partial Prepayments.    In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

    Section 8.4.    Maturity; Surrender, Etc.    In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

    Section 8.5.    Purchase of Notes.    The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

John Bean Technologies Corporation	Note Purchase Agreement

Section 8.6.    Make-Whole Amount.

    “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

    “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

    “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

    “Reinvestment Yield” means, with respect to the Called Principal of any Note, ..50% over the yield to maturity calculated by using (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

    In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

John Bean Technologies Corporation	Note Purchase Agreement

    “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

    “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

    “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.    Change in Control.

    (a)    Notice of Change in Control.    The Company will, within ten (10) Business Days after any Acquisition of Control, give written notice of such Acquisition of Control to each holder of Notes. If a Change in Control has occurred, the Company shall give written notice of such Change in Control within five (5) Business Days thereafter and such notice of a Change in Control shall contain and constitute an offer by the Company to prepay the Notes of the Company as described in Section 8.7(b) hereof and shall be accompanied by the certificate described in Section 8.7(e).

    (b)    Offer to Prepay Notes.    The offer to prepay Notes contemplated by paragraph (a) of this Section 8.7 shall be an offer to prepay by the Company, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Prepayment Date”) which shall be a Business Day occurring subsequent to the effective date of the Change in Control which is not less than 30 days or more than 60 days after the date of the notice of prepayment.

    (c)    Acceptance.    A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company at least five (5) Business Days prior to the Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

John Bean Technologies Corporation	Note Purchase Agreement

    (d)    Prepayment.    Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon and shall be made on the Prepayment Date. No prepayment under this Section 8.7 shall include any premium or Make-Whole Amount of any kind.

    (e)    Officer’s Certificate.    Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of the principal amount thereof); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Prepayment Date; (v) that the conditions of Section 8.7(a) have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

    (f)    Certain Definitions.    “Change in Control” shall be deemed to have occurred if an event or series of events by which any “person” or related persons constituting a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date of Closing, but excluding any Plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (the foregoing referred to as an “Acquisition of Control”).

    (g)    All calculations contemplated in this Section 8.7 involving the capital stock or other equity interest of any Person shall be made with the assumption that all convertible securities of such Person then outstanding and then convertible and all convertible securities issuable upon the exercise of any warrants, options and other rights outstanding at such time that are then convertible were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock or other equity interest of such Person that are then exercisable were exercised at such time.

Section 8.8.    Payment in Connection with Asset Disposition.    If the Company makes an offer to prepay the Notes in connection with a Debt Prepayment Application, the Company will give written notice thereof to the holders of all outstanding Notes, which notice shall (i) refer specifically to this Section 8.8 and describe in reasonable detail the Asset Disposition giving rise to such offer to prepay the Notes, (ii) specify the ratable portion of each Note being offered to be prepaid, (iii) specify a date which is a Business Day not less than 30 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”) and specify the Disposition Response Date (as defined below) and (iv) offer to prepay on the Disposition Prepayment Date such ratable portion of each Note together with interest accrued thereon to the Disposition Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company (provided, however, that any holder who fails to so notify the Company shall be deemed to have rejected such offer) on a date at least 10 days prior to the Disposition Prepayment Date (such date 10 days prior to the Disposition Prepayment Date being the “Disposition Response Date”), and the Company shall prepay on the Disposition Prepayment

John Bean Technologies Corporation	Note Purchase Agreement

Date such ratable portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.8. No prepayment under this Section 8.8 shall include any premium or Make-Whole Amount of any kind.

SECTION 9.        AFFIRMATIVE COVENANTS.

    The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.    Compliance with Law.    Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.    Insurance.    The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any non-maintenance that could not reasonably be expected to have a Material Adverse Effect.

Section 9.3.    Maintenance of Properties.    The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.    Payment of Taxes and Claims.    The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien (not permitted by Section 10.5) on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate

John Bean Technologies Corporation	Note Purchase Agreement

proceedings, and the Company or a Subsidiary has established adequate reserves therefor to the extent required by GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.    Corporate Existence, Etc.    Subject to Section 10.2, each Obligor will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.10, the Obligors will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of an Obligor and its Subsidiaries unless, in the good faith judgment of such Obligor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.    Books and Records.    The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.7.    Priority of Obligations.    Each Obligor will ensure that its payment obligations under the Financing Agreements (to which it is a party) will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor.

Section 9.8.    Additional Obligors.    In the event that any Subsidiary (other than an Affected Foreign Subsidiary) of the Company becomes a borrower, guarantor or obligor under the Credit Agreement, concurrently therewith, the Company shall cause such Subsidiary, to become a Guarantor under the Guarantee Agreement by executing a joinder agreement to this Agreement set forth in Exhibit 9.8 for the benefit of the holders of Notes. Concurrently with the execution of such joinder agreement, the Company shall cause to be delivered to the holders of the Notes an opinion of counsel (which may be in-house counsel) to the effect that such joinder agreement and this Agreement constitute the legal, valid and binding obligations of such Subsidiary, enforceable in accordance with its terms, which opinion shall be subject to such reasonable and customary assumptions and qualifications which are not materially less favorable to the holders than the qualification and assumptions being delivered with respect to Guarantors hereunder as of the date of Closing.

Section 9.9    Intercreditor Agreement.    The Company will and will cause each Subsidiary which is a borrower, guarantor or obligor under the Credit Agreement to join the Intercreditor Agreement.

SECTION 10.        NEGATIVE COVENANTS.

    The Company covenants that so long as any of the Notes are outstanding:

John Bean Technologies Corporation	Note Purchase Agreement

Section 10.1.    Transactions with Affiliates.    The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) (other than the making of equity distributions to consummate the Spin-Off Transaction and other transactions and documents (which documents have been described in or publicly filed as exhibits to the Form-10 filing prior to June 20, 2008) evidencing the Spin-Off Transaction) with any Affiliate (other than transactions between or among Company and its Wholly-Owned Subsidiaries not involving any other Affiliate), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms that are not Materially less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2.    Merger, Consolidation, etc.    (a) The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(i)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or of Canada, and, if the Company is not such corporation or limited liability company (in any such event, the successor corporation or limited liability company being referred to as the “Successor Company”), (x) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(ii)    except in the case of the Company merging with an Affiliate solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction, immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of and shall be subject to every obligation of, the Company under the Financing Agreements and the predecessor Company, upon full compliance with this Section 10.2, shall be released from the obligation to pay the principal of and interest on the Notes.

John Bean Technologies Corporation	Note Purchase Agreement

    (b)    The Company shall not permit any Guarantor to consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(i)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Guarantor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or of Canada, and, if such Guarantor is not such corporation or limited liability company (in any such event, the successor corporation or limited liability company being referred to as the “Successor Guarantor”), (x) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Guarantee Agreement and (y) such Person shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; provided that the foregoing shall not apply in the case of a Guarantor (1) that has been disposed of in its entirety to another Person, whether through a merger, consolidation or sale of capital stock or assets or (2) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company complies with its obligations under Section 10.10 in respect of such disposition; and

(ii)     except in the case of such Guarantor merging with an Affiliate solely for the purpose and with the sole effect of reincorporating such Guarantor in another jurisdiction, immediately before and immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

provided, however, that the foregoing shall not be applicable to any Guarantor consolidating with, merging into or transferring all or part of its properties and assets to the Company or another Guarantor.

    The Successor Guarantor shall be the successor to such Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of and shall be subject to every obligation of, the Guarantor under the Financing Agreements and the predecessor Guarantor, upon full compliance with this Section 10.2, shall be released from the obligation to pay the principal of and interest on the Notes.

Section 10.3.    Line of Business.    The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

John Bean Technologies Corporation	Note Purchase Agreement

Section 10.4.    Terrorism Sanctions Regulations.     The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.5.    Liens.    The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including without limitation any document or instrument in respect of goods or accounts receivable) of the Obligors or any Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (x) except any Liens ratably securing obligations of Obligors under the Credit Agreement and under the Financing Agreements so long as such Liens are evidenced by agreements reasonably satisfactory to the Required Holders and are subject to the terms of the Intercreditor Agreement (such Liens described in this clause (x) being referred to as “Special Parity Liens”) and (y) except:

(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 9.4;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 9.4;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    Liens incidental to the conduct of a Person’s business or the ownership of assets which arise in the ordinary course of business and do not materially detract from the value of the affected property or interfere or impair with the ordinary course of its business including, without limitation, deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 11(i);

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

John Bean Technologies Corporation	Note Purchase Agreement

(g)    Liens existing on the date of this Agreement as described on Schedule 5.15;

(h)    the extension, renewal or replacement of any Lien permitted by the subsections (g) or (i) of this Section 10.5 in respect of the same property subject thereto or the extension or renewal of such replacement liens (without increase of principal amount of the Indebtedness secured plus such amount as is necessary to pay any fees and expenses, including premiums, related to such extension, renewal or replacement);

(i)    (i)    any Lien in property or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price or cost of the acquisition, construction, improvement or development of such property created contemporaneously with, or within 180 days after, such acquisition or the completion of such construction, improvement or development, or

(ii)    any Lien on property existing on such property at the time of acquisition thereof (and not granted in contemplation of such acquisition), whether or not the Indebtedness secured thereby is assumed by the Company or such Subsidiary, or

(iii)    any Lien existing in the property of a Person at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Subsidiary (and not granted in contemplation of such acquisition), provided, however, that all of such Liens described in this Section 10.5(i) shall not exceed, in the aggregate, 100% of the fair market value on the related property;

(j)    Liens securing obligations of a Subsidiary which is an Obligor to an Obligor or Liens securing an obligation of a Subsidiary which is not an Obligor to the Company or any Subsidiary;

(k)    any Lien encumbering assets of a Securitization Entity arising in connection with a Permitted Securitization Transaction; and

(l)    other Liens not otherwise permitted by subsections (a) through (k) securing Indebtedness of any Obligor or any Subsidiary (other than Special Parity Liens), provided that at the time of incurrence of such Lien and immediately after giving effect thereto, no Default or Event of Default under Section 10 (including, without limitation, under Section 10.8) would exist.

The Liens described in Sections 10.5(a) through (f), inclusive, shall not secure Indebtedness.

John Bean Technologies Corporation	Note Purchase Agreement

Section 10.6.    Interest Coverage.    The Company will not permit, as of the end of each fiscal quarter of the Company (for the purposes of this Section 10.6, an “Interest Coverage Measurement Date”), the ratio of Consolidated EBITDA to Consolidated Interest Expense, to be less than 2.75 to 1.00, for the twelve month period ending on such Interest Coverage Measurement Date.

Section 10.7.    Leverage Ratio.    The Company will not permit, as of the end of each fiscal quarter of the Company (a “Leverage Measurement Date”), the ratio of Consolidated Total Debt to Consolidated EBITDA, to be greater than 3.25 to 1.00, for the twelve month period ending on such Leverage Measurement Date, provided, that, in the event a Qualified Acquisition shall have occurred and the Company shall have given notice thereof to the holders of the Notes prior to the first Leverage Measurement Date occurring subsequent to the consummation of such Qualified Acquisition, the ratio of Consolidated Total Debt to Consolidated EBITDA on each of the four consecutive Leverage Measurement Dates following the Qualified Acquisition may exceed 3.25 to 1.00, but in no event shall be greater than 3.75 to 1.00, so long as the Company timely pays the Additional Interest provided for below.

    If the ratio of Consolidated Total Debt to Consolidated EBITDA is greater than 3.25 to 1.00 but less than 3.75 to 1.00 as of the Leverage Measurement Date first occurring after the consummation of a Qualified Acquisition or for any of the three consecutive Leverage Measurement Dates thereafter, then the interest rate per annum on the Notes shall increase by 0.75% (the “Additional Interest”) for a period of up to four (4) quarters beginning with the first day immediately after the first Leverage Measurement Date with respect to which the aforementioned ratio exceeded 3.25 to 1.00. Such adjustment in the interest rate shall continue until such time as the Company has delivered a quarterly compliance certificate, certified by a Senior Financial Officer, demonstrating that Consolidated Total Debt to Consolidated EBITDA is less than or equal to 3.25 to 1.00.

Section 10.8.    Priority Debt.    The Company will not at any time permit Priority Debt to exceed 10% of Consolidated Total Assets (which Consolidated Total Assets shall be determined as of the end of the most recently ended fiscal quarter).

Section 10.9.    Subsidiary Debt Limitation.    The Company will not permit any Subsidiary to create, assume, incur, guarantee or otherwise be liable in respect of any Indebtedness, except:

(a)    Indebtedness of Subsidiaries owing to the Company or to a Wholly-Owned Subsidiary;

(b)    Indebtedness of Subsidiaries existing as of the date hereof and described on Schedule 5.15 (and any renewals, extension, or replacement thereof, without increase in the principal amount thereof, plus an amount necessary to pay any reasonable fees or expenses, including premiums, related to such renewal, extension or replacement);

(c)    Indebtedness of a Subsidiary which is a Guarantor hereunder provided that such Indebtedness is not secured by Liens other than Special Parity Liens and Liens permitted by Sections 10.5(a) through 10.5(k);

John Bean Technologies Corporation	Note Purchase Agreement

(d)    Acquired Subsidiary Debt, provided that immediately after such Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist;

(e)    Indebtedness of a Subsidiary owed under the Credit Agreement provided that the lenders under the Credit Agreement are parties to the Intercreditor Agreement; and

(f)    other Indebtedness of a Subsidiary, provided that, at the time thereof and immediately after giving effect to the creation, assumption, incurrence or guarantee of such Indebtedness, no Default or Event of Default under Section 10 (including, without limitation, under Section 10.8) would exist.

Section 10.10.    Sale of Assets.    Except as otherwise permitted in Section 10.2, the Company will not and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

(a)    in the good faith opinion of the Company or such Subsidiary making the Asset Disposition, the Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged;

(b)    at the time thereof and immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(c)    immediately after giving effect to the Asset Disposition (but subject to the next succeeding sentence), the Disposition Value of all property that was the subject of any Asset Disposition occurring during the 12 month period ending on the date of the proposed Asset Disposition would not exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal quarter as evidenced by the most recent annual financial statements or (if more recent) quarterly financial statements of the Company and its Subsidiaries delivered to the holders pursuant to Section 7.1).

For purposes of determining compliance with this Section 10.10, the Disposition Value of any property that was the subject of any Asset Disposition to a Person (other than an Affiliate of the Company or Subsidiary thereof) shall not be included for purposes of clause (c) above until the 366th day following the date of such Asset Disposition and shall be included only if the Net Proceeds Amount from such Asset Disposition is not applied to a Debt Prepayment Application or a Property Reinvestment Application (or any combination thereof) within 365 days after such Asset Disposition (and, if a portion of the Net Proceeds Amount is not applied within 365 days, a pro rata portion of the Disposition Value shall be included for purposes of clause (c)).

SECTION 11.        EVENTS OF DEFAULT.

    An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

John Bean Technologies Corporation	Note Purchase Agreement

(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)    (i)    any Guarantor defaults in the performance of or compliance with any term contained in the Guarantee Agreement (beyond the period of grace or other cure period, if any, provided in the Guarantee Agreement) or (ii) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or any of Sections 10.5 through 10.10, inclusive; or

(d)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or under the Intercreditor Agreement and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)    any representation or warranty made in writing by or on behalf of any Obligor or any Subsidiary or by any officer of any Obligor or any Subsidiary in any Financial Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made and if capable of being cured is not cured within 30 days; or

(f)    (i)    the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least, the greater of (i) $30,000,000 or (ii) 2.00% of Consolidated Total Assets beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least, the greater of (i) $30,000,000 or (ii) 2.00% of Consolidated Total Assets or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least, the greater of (i) $30,000,000 or (ii) 2.00% of Consolidated Total Assets, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

John Bean Technologies Corporation	Note Purchase Agreement

(g)    the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate or other action for the purpose of any of the foregoing; or

(h)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)    a final judgment or judgments for the payment of money aggregating in excess of the greater of (i) $30,000,000 or (ii) 2.00% of Consolidated Total Assets are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, contested by appropriate proceedings, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)    if    (i)    any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed the greater of (i) $30,000,000 or 2.00% of Consolidated Total Assets, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that

John Bean Technologies Corporation	Note Purchase Agreement

provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)    the Spin-Off shall fail to have been fully and completely completed and consummated (including, without limitation, the payment of the Spin-Off Dividend and the distribution of the Company Common Stock to FTI shareholders) by 9:00 a.m. Chicago time on the Business Day following the Effective Date.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.        REMEDIES ON DEFAULT, ETC.

Section 12.1.    Acceleration.    (a)    If an Event of Default with respect to any Obligor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived provided, however, that such Make-Whole Amount otherwise required by the provisions of clause (y) above shall not be payable in the case of the Event of Default described in Section 11(k) if the Company shall have repaid to all holders of the Notes within one Business Day after the occurrence of such Event of Default 100% of the aggregate unpaid principal amount of the Notes plus all accrued and unpaid interest thereon. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

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Section 12.2.    Other Remedies.    If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.    Rescission.    At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc.    No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.         REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.    Registration of Notes.    The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

John Bean Technologies Corporation	Note Purchase Agreement

Section 13.2.    Transfer and Exchange of Notes.    Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

    The Notes have not been registered under the Securities Act or under the Securities Law of any State and may not be transferred or resold unless registered under the Securities Act and all applicable State securities laws or unless an exemption from the requirement for such registration is available.

Section 13.3.    Replacement of Notes.    Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)    in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

John Bean Technologies Corporation	Note Purchase Agreement

SECTION 14.        PAYMENTS ON NOTES.

Section 14.1.    Place of Payment.    Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.    Home Office Payment.    So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.        EXPENSES, ETC.

Section 15.1.    Transaction Expenses.    Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreement or by reason of being a holder of any Note, (b) the costs and expenses, including reasonable financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by the

John Bean Technologies Corporation	Note Purchase Agreement

Financing Agreements and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.    Survival.    The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Financing Agreement, and the termination of any Financing Agreement.

SECTION 16.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

    All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to any Financing Agreement shall be deemed representations and warranties of such Obligor under such Financing Agreement. Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.        AMENDMENT AND WAIVER.

Section 17.1.    Requirements.    This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2.    Solicitation of Holders of Notes.

    (a)    Solicitation.    The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered

John Bean Technologies Corporation	Note Purchase Agreement

decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

    (b)    Payment.    The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3.    Binding Effect, etc.    Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.    Notes Held by Company, etc.    Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.        NOTICES.

    All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

John Bean Technologies Corporation	Note Purchase Agreement

(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)   if to any Obligor, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.        REPRODUCTION OF DOCUMENTS.

    This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.        CONFIDENTIAL INFORMATION.

    For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information or material non-public information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this

John Bean Technologies Corporation	Note Purchase Agreement

Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.        SUBSTITUTION OF PURCHASER.

    Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.        GUARANTEE.

Section 22.1.    Guaranteed Obligations.    Each Guarantor hereby, irrevocably, unconditionally and absolutely guarantees to each holder of Notes, as and for such Guarantor’s own debt, until final and indefeasible payment has been made:

(a)    the due and punctual payment by the Company of the principal of, and interest (including default interest and post-petition interest), and the Make-Whole

John Bean Technologies Corporation	Note Purchase Agreement

Amount, if any, on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other obligations owing, by the Company to the holders of the Notes under any Financing Agreement (all such obligations so guaranteed are herein collectively referred to as the “Guaranteed Obligations”), in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; and

(b)    the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all duties, agreements, covenants and obligations of the Company contained in the Financing Agreements.

Section 22.2.    Performance under this Agreement.    In the event that the Company fails to make, on or before the due date thereof, any payment of the Guaranteed Obligations owed by the Company, or if the Company shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause (a) or clause (b) of Section 22.1 in the manner provided in the Financing Agreements after in each case giving effect to any applicable grace periods or cure provisions or waivers or amendments, each Guarantor shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of the Financing Agreements.

Section 22.3.    Waivers.    To the fullest extent permitted by law and except as might otherwise be expressly provided for in this Section 22, each Guarantor does hereby waive:

(a)    notice of acceptance of this Guarantee Agreement;

(b)    notice of any purchase of the Notes under this Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Guarantor’s right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(c)    notice of the amount of the Guaranteed Obligations, subject to such Guarantor’s right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(d)    notice of adverse change in the financial condition of the Company or any other fact that might increase or expand the Guarantor’s risk hereunder;

(e)    notice of any Default or Event of Default;

(f)    the defense of the “single action” rule or any similar right or protection, and the right by statute or otherwise to require any holder of Notes to institute suit against the Company or to exhaust its rights and remedies against the Company, the Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the holders of Notes by such Guarantor;

John Bean Technologies Corporation	Note Purchase Agreement

(g)    any defense relating to the validity or enforceability (or absence or failure thereof) of any term of any Financing Agreement;

(h)    any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof;

(i)     any stay (except in connection with a pending appeal), valuation, appraisal redemption or extension law now or at any time hereafter in force which, but for this waiver, might be applicable to any sale of property of the Guarantor made under any judgment, order or decree based on this Agreement, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of such law; and

(j)     any other defense which the Guarantor may have to the full and complete performance of its obligations hereunder.

Section 22.4.    Certain Waivers of Subrogation, Reimbursement and Indemnity.    Until all of the Guaranteed Obligations owed by the Company shall have been fully and finally paid, each Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever and no right of recourse to or with respect to any assets or property of the Company. Without limiting the foregoing, each Guarantor will not in the event of a dissolution of the Company: (a) take steps to recover (whether directly or by set-off, counterclaim or otherwise) or accept money or other property, or exercise or enforce rights in respect of, Indebtedness of the Company to such Guarantor so long as there is any Guaranteed Obligations due by the Company, nor (b) claim, prove or accept payment in composition by, or a dissolution of, the Company in competition with any holder of Notes. Except as expressly provided in Section 22.22, nothing shall discharge or satisfy the liability of any Guarantor hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.

Section 22.5.    No Release.    Each Guarantor consents and agrees that, without notice to or by such Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Guarantor hereunder, each holder of Notes, in the manner provided herein, by action or inaction, may:

(a)    compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of any Financing Agreement;

(b)    assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

(c)    grant waivers, extensions, consents and other indulgences to the Company in respect of any one or more of any Financing Agreement;

John Bean Technologies Corporation	Note Purchase Agreement

(d)    amend, modify or supplement in any manner and at any time (or from time to time) any one or more of any Financing Agreement including, without limitation, by any increase in the principal amount of any Notes or any change in interest rates or make-whole or swap breakage determinations;

(e)    release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not;

(f)    sell, exchange, release or surrender any property at any time pledged or granted by the Company or any Guarantor as security in respect of the Guaranteed Obligations in accordance with the agreement or instrument granting any such security;

(g)    exchange, enforce, waive, or release, by action or inaction, any security for the Guaranteed Obligations or any other guarantee of any of the Notes; and

(h)    do any other act or event which could have the effect of releasing the Guarantor from the full and complete performance of its obligations hereunder.

Section 22.6.    Marshaling.    Each Guarantor consents and agrees that:

(a)    each holder of Notes shall be under no obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Guaranteed Obligations; and

(b)    to the extent the Company makes a payment or payments to any holder of Notes, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, or any other party under any bankruptcy law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and each Guarantor shall be primarily liable for such obligation.

Section 22.7.    Liability.    Each Guarantor agrees that the liability of each Guarantor in respect of this Section shall be immediate, and shall not be contingent upon the exercise or enforcement by any holder of Notes of whatever remedies such holder may have against the Company or the enforcement of any Lien or realization upon any security such holder may at any time possess.

Section 22.8.    Character of Obligation.    The Guaranty set forth in this Section is a primary and original obligation of each Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and performance (and not of collectibility) and shall remain in full force and effect until the full, final and indefeasible payment of the Guaranteed Obligations without respect to future changes in conditions.

John Bean Technologies Corporation	Note Purchase Agreement

    The obligations of each Guarantor under this Guarantee Agreement and the rights of the holders of Notes to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, set-off, counterclaim, recoupment or termination whatsoever.

    Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(a)    any default, failure or delay, willful or otherwise, in the performance by any Obligor of any obligations of any kind or character whatsoever of such Obligor;

(b)    any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of any Obligor or any other Person or in respect of the property of any Obligor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of any Obligor or any other Person;

(c)    impossibility or illegality of performance on the part of any Obligor of its obligations under any Financing Agreement or any other instruments or agreements;

(d)    the validity or enforceability of any Financing Agreement or any other instruments or agreements;

(e)    in respect of any Obligor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to any Obligor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of terrorism, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of any Obligor or any other Person and whether or not of the kind hereinbefore specified;

(f)    any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, debt, obligations or liabilities of any charter, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under any Financing Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

(g)    any order, judgment, decree, law, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any

John Bean Technologies Corporation	Note Purchase Agreement

other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under any instruments;

(h)    any merger, consolidation, disposition of assets or other business combination of any Obligor; or

(i)     any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the obligations of any Guarantor under this Guarantee Agreement.

Section 22.9.    Election to Perform Obligations.    Any election by any Guarantor to pay or otherwise perform any of the obligations of any Obligor under any Financing Agreement, whether pursuant to this Section or otherwise, shall not release such Obligor from such obligations (except to the extent such obligation is indefeasibly paid or performed) or any of such Obligor’s other obligations under the related Financing Agreements.

Section 22.10.    No Election.    Each holder of Notes shall have the right to seek recourse against each Guarantor to the fullest extent provided for in this Section 22 and elsewhere as provided in this Agreement, and against the Company, to the full extent provided for in this Agreement. Each Guarantor hereby acknowledges that it has other undertakings in this Agreement and running in favor of each of the holders of Notes that are separate and apart from its obligations under this Section 22. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of such holder of Notes to proceed in any other form of action or proceeding or against other parties unless such holder of Notes has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any holder of Notes against the Company or any Guarantor under any document or instrument evidencing obligations of the Company or such Guarantor to such holder of Notes shall serve to diminish the liability of such Guarantor under this Agreement (including, without limitation, this Section 22) except to the extent that such holder of Notes finally and unconditionally shall have realized payment of the Guaranteed Obligations by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Guarantor’s right of subrogation against the Company.

Section 22.11.    Severability.    Each of the rights and remedies granted under this Section 22 to the holder of Notes in respect of the Notes held by such holder may be exercised by such holder without notice by such holder to, or the consent of or any other action by, any other holder of Notes.

Section 22.12.    Other Enforcement Rights.    Each holder of Notes may proceed to protect and enforce the Guarantee Agreement under this Section 22 by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in this Section 22 or in execution or aid of any power herein granted or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

John Bean Technologies Corporation	Note Purchase Agreement

Section 22.13.    Delay or Omission; No Waiver.    No course of dealing on the part of any holder of Notes and no delay or failure on the part of such holder to exercise any right under any Financing Agreement (including this Section 22) shall impair such right or operate as a waiver of such right or otherwise prejudice such holder’s rights, powers and remedies hereunder. Every right and remedy given in or by this Section 22 or by law to any holder of Notes may be exercised from time to time as often as may be deemed expedient by such Person.

Section 22.14.    Restoration of Rights and Remedies.    If any holder of Notes shall have instituted any proceeding to enforce any right or remedy hereunder held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder, the Company and each Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to their respective former positions hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.

Section 22.15.    Cumulative Remedies.    No remedy under this Agreement (including, without limitation, this Section 22) or the Notes is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given pursuant to this Agreement (including, without limitation, this Section 22), or pursuant to the Notes.

Section 22.16.    Survival.    So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of each Guarantor under this Section 22 shall survive the transfer and payment of any Note and the payment in full of all the Notes.

Section 22.17.    Miscellaneous.    So long as the Guaranteed Obligations owed by the Company shall not have been fully and finally performed and indefeasibly paid, each Guarantor (to the fullest extent that it may lawfully do so) expressly waives any claim of any nature arising out of any right of indemnity, contribution, reimbursement or any similar right in respect of any payment made by such Guarantor on or with respect to such Guaranteed Obligations under this Section 22 or in connection with this Section 22 or otherwise, or any claim of subrogation arising with respect to any such payment made under this Section 22 or otherwise, against any Obligor or the estate of such Obligor (including Liens on the property of such Obligor or the estate of such Obligor), in each case if, and for so long as, such Obligor is the subject of any proceeding brought under any bankruptcy, reorganization, arrangement, insolvency, administration, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and further agrees that it will not file any claims against such Obligor or the estate of such Obligor in the course of such proceeding in respect of the rights referred to in this Section 22, and further agrees that each holder of Notes may specifically enforce the provisions of this Section 22. This clause creates a promise which is intended to create obligations enforceable at the suit of each holder of Notes.

    If an Event of Default exists, then the holders of Notes shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become,

John Bean Technologies Corporation	Note Purchase Agreement

forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Company and the Guarantors, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Company. In any such event, the holders of Notes shall have immediate recourse to such Guarantor to the fullest extent set forth herein.

Section 22.18.    Limitation.    Anything herein or in the Notes to the contrary notwithstanding, the liability of each Guarantor under this Agreement shall in no event exceed an amount equal to the maximum amount which can be guaranteed by such Guarantor under applicable laws relating to the insolvency of debtors and fraudulent conveyance.

Section 22.19.    Written Notice.    Notwithstanding any other provision of this Section 22, in the event of any acceleration of the Notes in accordance with the provisions of Section 12 hereof, any requirement of written notice to, or demand of, the Guarantors pursuant to this Section 22 shall be deemed automatically satisfied upon such acceleration without further action on the part of any holder (notwithstanding any stay, injunction or other prohibition preventing any notice, demand or acceleration).

Section 22.20.    Unenforceability of Obligations.    As a separate and continuing undertaking, each Guarantor unconditionally and irrevocably undertakes to each holder of Notes that, should any Guaranteed Obligations not be recoverable against such Guarantor under this Guarantee Agreement on the footing of a guarantee for any reason, including, without limitation, a provision of this Guarantee Agreement or an obligation (or purported obligation) of any Obligor to pay any Guaranteed Obligation being or becoming void, voidable, unenforceable or otherwise invalid, and whether or not that reason is or was known to any holder of Notes, and whether or not that reason is:

(a)    a defect in or lack of powers affecting any Obligor, or the irregular exercise of those powers; or

(b)    a defect in or lack of authority by a person purporting to act on behalf of any Obligor; or

(c)    a dissolution, change in status, constitution or control, reconstruction or reorganization of any Obligor (or the commencement of steps to effect the same),

then such Guarantor will, as a separate and additional obligation under this Guarantee Agreement, indemnify the holder of Notes concerned immediately on demand against the amount which such holder would otherwise have been able to recover (on a full indemnity basis). In this subsection 22.20, the expression “Guaranteed Obligations” includes any Indebtedness which would have been included in that expression but for anything referred to in this clause.

Section 22.21.    Indemnity.    As a separate and continuing undertaking, each Guarantor unconditionally and irrevocably undertakes to each holder of Notes to indemnify and hold harmless that holder against all losses, liabilities, damages, costs and expenses whatsoever arising out of:

(a)    any failure by an Obligor to discharge its obligations under this Agreement, the Notes or any other any agreement relating to Guaranteed Obligations; or

John Bean Technologies Corporation	Note Purchase Agreement

(b)    any failure by any Obligor in the due and punctual performance and observance of any obligation contained in this Agreement

Section 22.22.    Certain Releases.    Notwithstanding anything to the contrary in the other provisions of this Section 22 (including, without limitation, Sections 22.3, 22.5 or 22.8(h)) and provided that no Default or Event of Default then exists or would result therefrom if either (a) any Guarantor or all or substantially all of the assets of such Guarantor is sold or transferred, in each case, in a transaction otherwise permitted hereunder, (b) as a result of the disposition of all or a portion of its capital stock, a Guarantor ceases to be a Subsidiary, or (c) such Guarantor is no longer a borrower, guarantor or other obligor under the Credit Agreement, then, in each such case, such Guarantor shall be automatically released from its duties and obligations under this Agreement, including without limitation the Guarantee Agreement provided in this Section 22.

SECTION 23.        MISCELLANEOUS.

Section 23.1.    Successors and Assigns.    All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 23.2.    Payments Due on Non-Business Days.    Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 23.3.    Accounting Terms.    (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

    (b) If the Company notifies the holders of the Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the

John Bean Technologies Corporation	Note Purchase Agreement

Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective (“Existing GAAP”) until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time that any covenant shall be calculated in accordance with Existing GAAP, appropriate reconciliations to the financial statements then being furnished shall be included with each Officer’s Certificate delivered pursuant to Section 7.1.

Section 23.4.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.5.    Construction, etc.    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

    For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 23.6.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.7.    Governing Law.    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.8.    Jurisdiction and Process; Waiver of Jury Trial.    (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

John Bean Technologies Corporation	Note Purchase Agreement

    (b)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

    (c)    Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

    (d)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

John Bean Technologies Corporation	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

JOHN BEAN TECHNOLOGIES CORPORATION

By	/s/ Joseph J. Meyer
	Name:	Joseph J. Meyer
	Title:	Assistant Treasurer

JOHN BEAN TECHNOLOGIES LLC

By:	John Bean Corporation
Its:	Sole Member

By	/s/ Joseph J. Meyer
	Name:	Joseph J. Meyer
	Title:	Assistant Treasurer

JETWAY SYSTEMS ASIA, INC.

By	/s/ James L. Marvin
	Name:	James L. Marvin
	Title:	President

JOHN BEAN TECHNOLOGIES HOLDING AB

By	/s/ Joseph J. Meyer
	Name:	Joseph J. Meyer
	Title:	Treasurer

John Bean Technologies Corporation	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By	/s/ Anthony Coletta
	Name:	Anthony Coletta
	Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By	/s/ Anthony Coletta
		Name:	Anthony Coletta
		Title:	Vice President

UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By	/s/ Anthony Coletta
		Name:	Anthony Coletta
		Title:	Vice President

John Bean Technologies Corporation	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date thereof.

HARTFORD LIFE INSURANCE COMPANY
HARTFORD FIRE INSURANCE COMPANY

By:	Hartford Investment Management Company
Its:	Agent and Attorney-in-Fact

	By	/s/ Ronald A. Mendel
		Name:	Ronald A. Mendel
		Title:	Managing Director

John Bean Technologies Corporation	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date thereof.

MUTUAL OF OMAHA INSURANCE COMPANY
UNITED OF OMAHA LIFE INSURANCE COMPANY

By	/s/ Justin P. Kavan
	Name:	Justin P. Kavan
	Title:	Vice President

John Bean Technologies Corporation	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date thereof.

AMERICO FINANCIAL LIFE & ANNUITY INSURANCE CO.
INVESTORS LIFE INSURANCE CO. OF NORTH AMERICA

By	/s/ Greg Hamilton
	Name:	Greg Hamilton
	Title:	VP - Investments

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquired Subsidiary Debt” means all Indebtedness of any Person which becomes a Subsidiary after the date of Closing or is consolidated with or merged into a Subsidiary after the date of Closing and which (i) is outstanding on the date such Person becomes a Subsidiary or is consolidated with or merged into a Subsidiary and (ii) has not been (or is not being) incurred, extended or renewed in contemplation of such Person becoming a Subsidiary.

“Acquisition of Control” is defined in Section 8.7(f).

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem or Financial Assistance Problem.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Asset Disposition” means any Transfer except:

(a)        any Transfer from any Subsidiary which is not an Obligor to any Obligor or to any other Subsidiary;

(b)        any Transfer from any Obligor to any other Obligor;

(c)        any Transfer from an Obligor to a Subsidiary which is not an Obligor, if, concurrently with such Transfer, such Subsidiary becomes an Obligor hereunder pursuant to Section 10.2 or by execution of a joinder agreement substantially in the form of Exhibit 9.8;

(d)        any Transfer made pursuant to a Permitted Securitization Transaction up to but not exceeding an amount where the aggregate investment or claim held at any time by the Company and its Subsidiaries in all Permitted Securitization Transactions shall not exceed 10% of Consolidated Total Assets;

(e)        any sale of all or substantially all of the assets of the Company in a transaction permitted by, and in accordance with, Section 10.2(a); and

(f)        any Transfer either (i) made in the normal course of the business or (ii) involving property, equipment, fixtures, supplies or assets no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Chicago, Illinois are required or authorized to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” is defined in Section 8.7(h).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means John Bean Technologies Corporation, a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary, unusual or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses, including those related to stock based compensation, (vii) extraordinary, unusual or non-recurring cash, income or gain realized other than in the ordinary course of business to the extent such income had previously been deducted from Consolidated EBITDA as non-cash income or gain under clause (xi) below, (viii) amounts representing non-cash adjustments arising by reason of the application of certain accounting principles including with respect to FASB Statement 142 (relating to changes in accounting for the amortization of goodwill and certain other intangibles), minus, to the extent included in Consolidated Net Income, (ix) income tax credits and refunds (to the extent not netted from tax expense), (x) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (xi) extraordinary, unusual or non-recurring non-cash income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other equity interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $20,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $20,000,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries; provided that Consolidated Total Indebtedness shall exclude (i) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries in respect of undrawn performance and commercial letters of credit and Guarantees related thereto and (ii) no more than $10,000,000 of the aggregate principal amount of Indebtedness of the Company and its Subsidiaries in respect of undrawn letters of credit posted to support or secure surety bonds posted for the Company or any of its Subsidiaries in the ordinary course of business.

“Credit Agreement” means the Company’s primary credit facility providing for loans or other extensions of credit, including the issuance and sale of senior notes, to the Company and one or more of its Subsidiaries and under or pursuant to which one or more of the Company’s subsidiaries is a borrower, obligor or guarantor.

“Debt Prepayment Application” means, with respect to any Asset Disposition, the application by the Company or a Subsidiary thereof of cash in an amount equal to the Net Proceeds Amount with respect to such Asset Disposition to pay, pro rata, Senior Debt (including the Notes) of the Company or such Subsidiary (other than Senior Debt in respect of any revolving credit or similar credit facility providing the Company or any of its Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt, the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt). In connection with any Debt Prepayment Application, the Company shall offer to prepay the Notes in an aggregate principal amount at least equal to the aggregate principal amount of the Notes multiplied by a fraction, the numerator of which is equal to the aggregate principal amount of the Notes and the denominator of which is equal to the aggregate principal amount of Senior Debt as of the date of prepayment. Any such prepayment of Notes shall be pursuant to Section 8.8.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s current accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code (or any successor provision) and the effect of such repatriation causing adverse tax consequences to the Company, such parent Domestic Subsidiary or any member of the affiliated group within the meaning of Section 1504(a) of the Code (or any successor provision) in which the Company is a part, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Disposition Prepayment Date” is defined in Section 8.7.

“Disposition Response Date” is defined in Section 8.7.

“Disposition Value” means, at any time, with respect to any property

(a)        in the case of property that does not constitute stock of a Subsidiary, the book value thereof, valued at the time of such disposition in good faith by the Company, and

(b)        in the case of property that constitutes stock of a Subsidiary, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4 are satisfied.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability (whether due to an absolute prohibition or adverse legal or financial requirements) of such Foreign Subsidiary to become a Guarantor on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Financing Agreements” means this Agreement, the Notes and the Guarantee Agreement, in each case, as amended, restated, modified or supplemented from time to time.

“FTI” means FMC Technologies Inc., a Delaware corporation.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)        the government of

(i)        the United States of America or any State or other political subdivision thereof, or

(ii)        any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee Agreement” means the Guaranty of the Guarantors set forth in Section 22.

“Guaranteed Obligations” is defined in Section 22.1.

“Guarantor” shall mean and include (i) the Persons listed as “Guarantors” on the signature pages hereto, each of which is a Subsidiary as of the date of Closing and (ii) each other Subsidiary which is required to become a Guarantor hereunder pursuant to the provisions of Section 9.8 excluding, in each case, any such Person who has been released in accordance with Section 22.22.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)        to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)        to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)        otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person under Sale and Leaseback Transactions excluding rents under operating leases. For the avoidance of doubt, Indebtedness will not include obligations under or with respect to surety bonds posted by or for the benefit of any Person in the ordinary course of such Person’s business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date of Closing by and among the parties to the Credit Agreement and the holders of the Notes, as amended, restated, supplemented or otherwise modified from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties, of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of an Obligor to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Proceeds Amount” means, with respect to any Transfer of any property by the Company or any Subsidiary, an amount equal to the difference of:

(a)        the aggregate amount of consideration (valued at the fair market value thereof by the Company or such Subsidiary in good faith) received by the Company or such Subsidiary in respect of such Transfer minus

(b)        (i) all out-of-pocket costs and expenses actually incurred by the Company or such Subsidiary in connection with such Transfer.

“Notes” is defined in Section 1.1.

“Obligor” shall mean and include the Company and each Guarantor.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Securitization Transaction” means any asset securitization transaction (i) which is a sale or other transfer by the Company or any Subsidiary to a Securitization Entity of an interest in accounts or notes receivable, which accounts and notes receivable do not, together with all other accounts and notes receivable then held by Securitization Entities, exceed an amount equal to 10% of Consolidated Total Assets (determined as of the end of the most recent fiscal quarter), and (ii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Company or any of its Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Priority Debt” means, at any time, and without duplication the sum of (i) all Indebtedness of the Company or any Subsidiary secured by Liens (excluding Special Parity Liens) not otherwise permitted by clauses (a) through (k) of Sections 10.5 and (ii) all Indebtedness of Subsidiaries not otherwise permitted by clauses (a) through (e) of Section 10.9.

“Property Reinvestment Application” means, with respect to any Asset Disposition, the application of the Net Proceeds Amount (or a portion thereof) with respect to such Asset Disposition to the acquisition by the Company or any Subsidiary of fixed or capital assets of the Company or any Subsidiary to be used in the business of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Acquisition” means any acquisition of either or both the capital stock or assets of any Person or Persons (or any portion thereof), or the last to occur of a series of such acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred by one or more of the Company and its Subsidiaries to finance the purchase price of, or assumed by one or more of them in connection with the acquisition of, such stock and property is at least $100,000,000.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Securitization Entity” means a wholly-owned Subsidiary of the Company that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Company or any Subsidiary of the Company or is recourse to or obligates the Company or any Subsidiary of the Company in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

“Senior Debt” means and includes any Indebtedness of the Company or any Subsidiary thereof owing to any Person other than the Company, a Subsidiary thereof or an Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or such Subsidiary.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Significant Subsidiary” means at any time (i) each Guarantor and (ii) any other Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of Closing) of the Company.

“Special Parity Liens” is defined in Section 10.5.

“Spin-Off Dividend” means the payment on the Effective Date by the Company of a dividend to FTI in an amount not to exceed $225,000,000.

“Spin-Off Transaction” means the tax-free distribution by FTI to its shareholders of the common stock of the Company in a transaction that transfers FTI’s FoodTech and Airport Systems businesses to the Company (i) pursuant to which the Company will emerge as a separate publicly traded company, (ii) which will be effected by way of a dividend of the common stock and accompanying preferred share purchase rights (which will constitute all of the outstanding shares of the Company’s common stock immediately after such transaction) and (iii) in connection with which the Company shall pay the Spin-Off Dividend.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Transfer” means, with respect to any Person, any transaction (including by merger, consolidation or disposition of all or substantially all the assets of such) in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, capital stock of a Subsidiary.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

[FORM OF NOTE]

JOHN BEAN TECHNOLOGIES CORPORATION

6.66% SENIOR GUARANTEED NOTE DUE JULY 31, 2015

No. R-[ ]	[Date]
$[ ]	PPN 477839 A*5

FOR VALUE RECEIVED, the undersigned, JOHN BEAN TECHNOLOGIES CORPORATION, under the laws of the State of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                ] DOLLARS (or so much thereof as shall not have been prepaid) on July 31, 2015, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.66% per annum from the date hereof, payable semiannually, on the 31st day of January and July in each year, commencing with the January or July next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 8.66% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of July 31, 2008 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

JOHN BEAN TECHNOLOGIES CORPORATION

By
Name:
Its:

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